File Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178081
Prospectus Addendum to
the Prospectus Supplement dated November 21, 2011 and
the accompanying Prospectus dated November 21, 2011

GLOBAL MEDIUM-TERM NOTES, SERIES G AND H
GLOBAL UNITS, SERIES G AND H

Morgan Stanley & Co. International plc will, and other affiliates of Morgan Stanley may, use this prospectus addendum, the accompanying prospectus supplement dated November 21, 2011 relating to Global Medium-Term Notes, Series G and H and Global Units, Series G and H and/or the accompanying prospectus dated November 21, 2011 in connection with market-making transactions of notes or units that were originally issued under a similar prospectus supplement for Global Medium-Term Notes, Series G and H and Global Units, Series G and H with a date earlier than November 21, 2011, and/or a similar prospectus with a date earlier than November 21, 2011. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated November 21, 2011 relating to Global Medium-Term Notes, Series G and H and Global Units, Series G and H and the accompanying prospectus dated November 21, 2011 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated November 21, 2011 relating to Global Medium-Term Notes, Series G and H and Global Units, Series G and H supersedes the earlier prospectus supplement, and the accompanying prospectus dated November 21, 2011 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes or units, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated November 21, 2011 relating to Global Medium-Term Notes, Series G and H and Global Units, Series G and H, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated November 21, 2011.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes or units, together with the accompanying prospectus supplement dated November 21, 2011 relating to Global Medium-Term Notes, Series G and H and Global Units, Series G and H and/or the accompanying prospectus dated November 21, 2011.

The offered notes or units are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 21, 2011